Exhibit 99.1
                                                                    ------------
                                  PRESS RELEASE
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                        (For Further Information Contact:
               Tom Frank, Chief Financial Officer (215) 873-2200)


                      MOTHERS WORK, INC. REPORTS JUNE SALES


         PHILADELPHIA, PA, July 9 -- Mothers Work, Inc. (Nasdaq: MWRK), the Real Time Retailer (TM), today announced that net sales for the month of June 1998 increased 21.9% to approximately $24.5 million from approximately $20.1 million for the month of June 1997. Comparable store sales in its core maternity clothing business for June 1998 increased 16.1% (based on 451 stores) versus a comparable store sales increase of 2.9% (based on 402 stores) for the June 1997 period. The Episode(R) America stores (non-maternity) produced a comparable store sales increase of 41.7% (based on 26 stores) versus a comparable store sales increase of 15.2% (based on 20 stores) for the June 1997 period.

         The Company previously announced on May 10, 1998, that it would close or convert to maternity approximately 21 Episode retail locations, primarily in outlet centers, as an initial step in the restructuring of its Episode business. In connection with these store closings and related actions, the Company announced a charge in the third fiscal quarter of $5.4 million, the cash portion of which is approximately $1.8 million. In conjunction with its efforts to liquidate its Episode inventory the Company took an additional $2.0 million charge in the third quarter, with no cash portion. Total one-time charges in the third quarter related to Episode are $7.4 million.

         During the month of June, the Company closed 2 maternity locations and one Episode location bringing the total to 620 locations.

         Net sales for the third quarter increased 24.5% to $79.9 million from $64.2 million in the same quarter of the preceding year. Comparable store sales for all maternity clothing stores increased 16.5% during the third quarter of fiscal 1998 (based on 444 stores) versus a comparable store sales increase of 0.9% during the third quarter of fiscal 1997 (based on 387 stores). Comparable store sales for the Episode(R) America stores (non-maternity) during the third quarter produced a comparable store sales increase of 24.5% (based on 24 stores).

         During the third fiscal quarter the Company opened 5 new maternity locations and closed 9 maternity locations and 5 Episode locations ending the quarter with 620 locations compared with 555 on June 30, 1997.

         Mothers Work is the Real Time Retailer(TM), using its custom TrendTrack(TM) computer systems and quick response replenishment process to "give the customer what she wants, when she wants it." Mothers Work operates 620 locations, including 574 maternity clothing locations and 46 Episode(R) upscale "bridge" women's apparel locations of which approximately 16 remain to be closed or converted as previously announced.

         Episode America, a division of Mothers Work, Inc., is licensed to use the EPISODE(R) trademark by Episode USA, Inc.


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